                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                          American Classic Voyages Co.
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                              (Name of Issuer)

                          Common Stock, par value $.01
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                       (Title of Class of Securities)

                                  024928 10 3
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   024928 10 3                13G                 PAGE  2   OF 11 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)
        Equity Group Investments, Inc.
        36-3446463
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  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

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  3     SEC Use Only

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  4     Citizenship or Place of Organization
        Illinois
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    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   7,283,747
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    7,283,747
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        7,283,747
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        51.1%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        CO
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


CUSIP NO.   024928 10 3                13G                 PAGE  3   OF 11 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
        EGI Holdings, Inc.
        36-4175553
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
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    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   3,641,873
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    3,641,873
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        3,641,873
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        25.6%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

CUSIP NO.   024928 10 3                13G                 PAGE  4  OF 11 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
        EGIL Investments, Inc.
        36-4175555
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   3,641,874
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    3,641,874
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        3,641,874
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        25.6%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

CUSIP NO.   024928 10 3                 13G                 PAGE  5  OF 11 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
        Samstock, L.L.C.
        36-4156890
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  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Delaware
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    Number of
                           5       Sole Voting Power
      Shares                       52,500
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        52,500
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        52,500
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        0.4%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        OO
--------------------------------------------------------------------------------

CUSIP NO.  024928 10 3                  13G                 PAGE  6  OF 11 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)
        Anda Partnership
        88-0132846
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  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

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  3     SEC Use Only

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  4     Citizenship or Place of Organization
        Nevada
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    Number of
                           5       Sole Voting Power
      Shares                       52,500
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        52,500
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        52,500
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
          .4%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        PN
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

CUSIP NO.   024928 10 3                  13G                 PAGE  7 OF 11 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)
        Ann Lurie Revocable Trust
        U/T/A 12/22/89
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  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
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    Number of
                           5       Sole Voting Power
      Shares                       13,500
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        13,500
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        13,500
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        0.1%
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 12     Type of Reporting Person (See Instructions)
        OO
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
                          AMERICAN CLASSIC VOYAGES CO.
                          COMMON STOCK, PAR VALUE $.01
                            CUSIP NUMBER 024928 10 3


This Amendment Number 5 to Schedule 13G amends Amendment Number 4 to Schedule 13G filed for the year ended December 31, 1998.


ITEM 1(a).        NAME OF ISSUER

                  American Classic Voyages Co.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  Two North Riverside Plaza
                  Suite 200
                  Chicago, Illinois  60606

ITEM 2(a).        NAME OF PERSON FILING

                  This Schedule 13G is being filed by:

                  Equity Group Investments, Inc. ("EGI")
                  EGI Holdings, Inc. ("Holdings")
                  EGIL Investments, Inc. ("Investments")
                  Samstock, L.L.C. ("Samstock")
                  Anda Partnership ("Anda")
                  Ann Lurie Revocable Trust under trust agreement dated
                    12/22/89("Trust")

                  The above entities are each a "Reporting Person" and collectively are the "Reporting Persons".

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  The business address for the Reporting Persons is:

                  Two North Riverside Plaza
                  Chicago, Illinois 60606

ITEM 2(c).        CITIZENSHIP

                  The Reporting Persons' state of organization is as follows:

                  Equity Group Investments, Inc.                     Illinois
                  EGI Holdings, Inc.                                 Illinois

               EGIL Investments, Inc.                             Illinois
               Samstock, L.L.C.                                   Delaware
               Anda Partnership                                   Nevada
               Ann Lurie Revocable Trust U/T/A 12/22/89           Illinois

ITEM 2(d).     TITLE OF CLASS OF SECURITIES

               Securities reported herein are shares of common stock, par value $.01 per share ("Common Stock").

ITEM 2(e).     CUSIP NUMBER

               024928  10  3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

               Not applicable.

ITEM 4.        OWNERSHIP

               The Reporting Persons collectively, own 7,402,247 shares of Common Stock, or 52.0%, of the issued and outstanding shares of Common Stock. As Holdings and Investments are each wholly owned subsidiaries of EGI, EGI and Holdings share the power to vote or to direct the vote of 3,641,873 shares of Common Stock and share the power to dispose or to direct the disposition of 3,641,873 shares of Common Stock and EGI and Investments share the power to vote or to direct the vote of 3,641,874 shares of Common Stock and share the power to dispose or the disposition of 3,641,874 shares of Common Stock. Samstock has the sole power to vote or to direct the vote of 52,500 shares of Common Stock and the sole power to dispose or to direct the disposition of 52,500 shares of Common Stock. Anda has the sole power to vote or to direct the vote of 52,500 shares of Common Stock and the sole power to dispose or to direct the disposition of 52,500 shares of Common Stock. Trust has the sole power to vote or to direct the vote of 13,500 shares of Common Stock and the sole power to dispose or to direct the disposition of 13,500 shares of Common Stock.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.       CERTIFICATE

               Not applicable.

                                    SIGNATURE


        After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   April 21, 1999



EQUITY GROUP INVESTMENTS, INC.                   EGI HOLDINGS, INC.



By:  /s/  Sheli Z. Rosenberg                     By:  /s/  Sheli Z. Rosenberg
   --------------------------------                 ----------------------------
    Sheli Z. Rosenberg                              Sheli Z. Rosenberg
    Its:  President and Chief                       Its:  Vice President
          Executive Officer



EGIL INVESTMENTS, INC.                           SAMSTOCK, L.L.C.



By:  /s/  Mark Slezak                            By:  /s/  Sheli Z. Rosenberg
   --------------------------------                 ----------------------------
   Mark Slezak                                      Sheli Z. Rosenberg
   Its:  Vice President                             Its:  Vice President



ANDA PARTNERSHIP                                 ANN LURIE REVOCABLE TRUST
By: Ann Only Trust, a general partner            U/T/A 12/22/89


By:  /s/ Ann Lurie                               By:  /s/ Ann Lurie
   --------------------------------                 ----------------------------
   Ann Lurie                                        Ann Lurie
   Its:  Trustee                                    Trustee